                                                                   Exhibit 3.5

                            CERTIFICATE OF AMENDMENT

                                       TO

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                            AMICUS THERAPEUTICS, INC.

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law
                          ----------------------------

         Amicus Therapeutics, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

         1. The board of directors of the Corporation, acting at a meeting held on May 7, 2007, duly adopted resolutions, pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"), setting forth an amendment (the "Certificate of Amendment") to the Amended and Restated Certificate of Incorporation of the Corporation (the "Restated Charter") and declaring said Certificate of Amendment to be advisable and in the best interests of the Corporation.

         2. The holders of (i) at least a majority of the outstanding shares of Series Preferred (as defined in the Restated Charter), voting together as a single class and on an as-converted basis, and (ii) at least a majority of all outstanding voting capital stock of the Corporation, voting together as a single class and on an as-converted basis, and representing not less than the minimum number of votes necessary to authorize and take the actions set forth herein, duly approved this Certificate of Amendment by written consent effective as of May 16, 2007, in accordance with Sections 228 and 242 of the DGCL.

         3. Written notice of such stockholder consent shall be given to all stockholders of the Corporation who have not consented in writing to this Certificate of Amendment.

         4. Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), there is effective a 1-for-7.5 reverse stock split (the "Reverse Split") of (i) the Corporation's issued and outstanding shares of common stock, $0.01 par value per share ("Common Stock"), whereby each seven and one half (7.5) shares of Common Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the "Old Common Stock") shall, automatically without any action on part of the holder thereof, be combined into one share of Common Stock (the "New Common Stock") and (ii) each series of the Corporation's issued and outstanding shares of preferred stock, $0.01 par value per share ("Preferred Stock"), whereby each seven and one half (7.5) shares of each series of Preferred Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the "Old Preferred Stock" and collectively with the Old Common Stock, the "Old Stock") shall, automatically without any action on part of any holder thereof, be combined into one share of such series of Preferred Stock (the "New Preferred Stock" and collectively with the New Common Stock, the "New Stock"). Cash will be paid in lieu of any resulting fractional shares in an amount equal to the fair market value of such share as determined in good faith by the board of directors, in each case times the fractional share (rounded down to the nearest whole cent, but in no event less than one whole cent), provided that the determination of whether a holder of Old Stock has any fractional

1-
shares of New Stock as a result of the Reverse Split shall be made after aggregating all shares of New Common Stock and New Preferred Stock, respectively, and fractional shares thereof held by such holder immediately after the Reverse Split. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Stock (the "Old Certificates") shall, from and after the Effective Time, be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates") representing (i) the shares of New Common Stock and New Preferred Stock into which the shares of Old Common Stock and Old Preferred Stock, respectively, were combined pursuant to the terms of this Section 4 and (ii) the right to receive cash in lieu of any fractional shares of New Common Stock and New Preferred Stock resulting from the Reverse Split as described above in this
Section 4. Until surrendered by the holder thereof, each Old Certificate shall, from and after the Effective Time, no longer represent the shares of Old Stock stated on the face of such Old Certificate, but shall be deemed to represent only (x) the number of shares of New Common Stock or New Preferred Stock into which such shares of Old Common Stock or Old Preferred Stock, respectively, were combined as a result of the Reverse Split and (y) the right to receive cash in lieu of any fractional shares of Common Stock or Preferred Stock resulting from the Reverse Split as described above in this Section 4.

         5.       Pursuant to this Certificate of Amendment:

         A. All of the text in the first two paragraphs to the preamble to Article Four, Section IV of the Restated Charter shall be deleted and replaced in its entirety with the following:

                                       "IV

                  This Company is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares which the Company is authorized to issue is Thirty Seven Million Four Hundred
                  Sixty Four Thousand Nine Hundred Seventy Eight (37,464,978) shares, Twenty One Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three (21,333,333) shares of which shall be Common Stock (the "COMMON STOCK") and Sixteen Million One Hundred Thirty One Thousand Six Hundred Forty Four (16,131,644) shares of which shall be Preferred Stock (the "PREFERRED STOCK"). The Common Stock shall have a par value of $0.01 per share and the Preferred Stock shall have a par value of $0.01 per share.

                  Four Hundred Forty Four Thousand Four Hundred Forty Four (444,444) of the authorized shares of Preferred Stock are hereby designated "SERIES A CONVERTIBLE PREFERRED STOCK" (the "SERIES A PREFERRED"), Four Million Nine Hundred Thirty Six Thousand Seven Hundred Forty Five (4,936,745) shares of the authorized shares of Preferred Stock are hereby designated "SERIES B CONVERTIBLE PREFERRED Stock" (the "SERIES B PREFERRED"), Five Million Eight Hundred Twenty Thousand Thirty Four (5,820,034) shares of the authorized shares of Preferred Stock are hereby designated "SERIES C CONVERTIBLE PREFERRED STOCK" (the "SERIES C PREFERRED") and Four Million Nine Hundred Thirty Thousand Four Hundred Nineteen (4,930,419) shares of the authorized shares of Preferred Stock are hereby designated "SERIES D CONVERTIBLE PREFERRED STOCK" (the "SERIES D PREFERRED"). The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are collectively referred to herein as the "SERIES PREFERRED."


                            [signature page follows]

         IN WITNESS WHEREOF, Amicus Therapeutics, Inc. has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be executed by John F. Crowley, its President, this _____ day of ___________, 2007.


                                      AMICUS THERAPEUTICS, INC.



                                      By:
                                         ---------------------------------------
                                           John F. Crowley
                                           President
















































3-